EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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For further information:
Andrew I. Sealfon, President
RMS Medical Products
24 Carpenter Road, Chester, NY 10918
Telephone: (845) 469-2042
FAX:  (845) 469-5518

             FDA APPROVES MARKETING OF RMS SUBCUTANEOUS NEEDLE SETS

(Chester, NY - May 31, 2011) - Repro-Med Systems, Inc., (REPR.PK) announced today that it has received approval from the Food and Drug Administration (FDA) to begin U.S. marketing of its new Subcutaneous Needle Sets which the company is promoting as the HIgh Flo(TM) RMS Subcutaneous Needle Sets. The needle sets are intended for the delivery of medication to subcutaneous tissue. The needle sets have previously been approved and available for use by patients in Canada and Europe. Repro-Med Systems, Inc. utilizes the name RMS Medical Products.

"The FDA's approval allows patients here in the U.S., where our products are manufactured, to enjoy the benefits realized currently by many patients overseas," said Andrew I. Sealfon, president of the company, based in Chester, NY. "Although we use a needle which is smaller in gauge than many needles being used for subcutaneous administration of certain drugs, our design results in flow rates comparable to, or better than, the flow rates of the larger needles. This can result in less pain and discomfort for the patient, less insertion difficulty for the patient and medical personnel, and shorter infusion times," Sealfon added.

The needle sets are an ideal companion for RMS Medical Products' FREEDOM60(R) Syringe Infusion System, which has enhanced the lifestyle of numerous patients requiring regular drug infusions due to its portability and ease of use. FREEDOM60(R) enjoys widespread use by ambulatory patients at home as well as those in healthcare facilities. "Even though the RMS Subcutaneous Needle Sets provide advanced fluidics, the pricing will be highly competitive, just as FREEDOM60(R) has been in the infusion pump market," Sealfon said.

The RMS Subcutaneous Needle Sets use custom designed, approximately 26-gauge needles, which have a smaller outside diameter than commonly used 24-gauge needles. This translates into less "ouch" when the needles are inserted, and greater comfort throughout lengthy infusions. The sets have superior fluidics resulting in faster flow rates. When used in multi-needle sets, as typically is the case for subcutaneous immune globulin infusions, the RMS Subcutaneous Needle Sets distribute equal volumes of drug to all needles. The sets are available in single, double, triple, and quad configurations. RMS produces a low residual "Y" connector, which allows up to eight needles to be used for a single infusion. Needles lengths currently available are 6mm, 9mm, and 12mm.

"We believe that patients who may be fearful of needles, or are uncomfortable with the thought of having to undergo lengthy infusions, will appreciate the potential benefits, as will health care providers," Sealfon concluded.

RMS Medical Products is the manufacturer of the FREEDOM60(R) Syringe Infusion System and the RES-Q-VAC(R) hand powered suction device. A primary use for the FREEDOM60(R) Syringe Infusion Pump is in subcutaneous administration of immune globulin due to its safe, controlled pressure and ability to adjust automatically to the flow. The inherently safe pressures used to deliver drugs to patients minimize discomfort, swelling and other complications sometimes found with conventional electric infusion devices. There are additional applications such as the delivery of antibiotics for the ambulatory patient.

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FORWARD LOOKING STATEMENTS

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Repro-Med's latest Annual Report filed with Securities and Exchange Commission on Form 10-K. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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